Contact:	Lori Captain 302-773-3551 lori.a.captain@usa.dupont.com
DuPont Takes Aggressive Actions to Strengthen Competitiveness and Increase Cash Flow
Company Provides Fourth Quarter 2008 and Full Year 2009 Earnings Guidance
          WILMINGTON, Del., Dec. 4, 2008 — DuPont today announced further actions to address current market challenges and strengthen the company’s competitiveness in 2009, including continued focus on maximizing cash flow, and provided earnings guidance for the fourth quarter 2008 and the full year 2009.
          A steep global decline in construction and motor vehicle sales and consumer spending has resulted in declining industrial production, intensified by inventory reductions across most supply chains. These conditions have precipitated a sharp downturn in demand during the fourth quarter.
          “We have taken immediate and aggressive actions to maximize cash flow by reducing cost, working capital and capital expenditures in response to current market challenges,” said DuPont Chairman and CEO Charles O. Holliday, Jr. “We will build on our strong financial and market positions and continue prudent financial discipline in navigating through this challenging economic environment. We are providing 2009 earnings guidance and underlying assumptions in our effort to be as transparent as possible with respect to the current and expected impact of the global recession. We are, however, realistic about the potential for further change and we will adjust actions as conditions warrant.”
Summary
•	Full-year 2008 free cash flow is expected to be about $1.3 billion, as planned, with working capital improvements offsetting earnings decline. Free cash flow will increase to about $2.5 billion in 2009, reflecting a planned $1 billion net working capital reduction and a 10 to 20 percent reduction in capital spending.

•	DuPont is taking actions to deliver in 2009 $600 million in fixed cost productivity improvements, excluding volume and currency, in addition to about $130 million in cost reductions from its restructuring plan. This compares to an original 2009 cost productivity plan of $200 million.

•	DuPont has commenced a restructuring plan with an associated pre-tax charge of about $500 million in the fourth quarter resulting in a pre-tax earnings increase of about $130 million for 2009, and approximately a $250 million annual run rate.

•	The company expects a loss of $.20 to $.30 per share for the fourth quarter 2008, excluding an estimated $.40 per share significant item charge for the company’s restructuring plan. On a reported basis, the company expects fourth quarter earnings to be a loss of $.60 to $.70 per share.

•	Full-year 2009 earnings are expected to be about $2.25 to $2.75 per share.
Restructuring Plan
          DuPont’s plan is intended to better position a number of its market-leading global businesses for future growth. Approximately 2,500 employee positions will be eliminated, principally in businesses that support the motor vehicle and construction markets in Western Europe and the United States. In addition, certain assets will be rationalized to improve future competitiveness. A pre-tax charge totaling approximately $500 million, or $.40 per share, will be taken in the fourth quarter 2008 for the restructuring plan. These actions are expected to produce a pre-tax earnings increase of about $130 million for 2009 and about a $250 million annual run rate.
Accelerated Cost and Working Capital Productivity
          DuPont is accelerating productivity programs started earlier this year to deliver $600 million fixed cost pre-tax earnings benefit and $1 billion in net working capital reduction in 2009. Specific actions include reducing 4,000 contractors by year-end 2008 with additional contractor reductions in 2009, implementing work schedule reductions at select locations, adjusting production to market conditions and redeploying more than 400 employees to productivity projects aimed at accelerating reductions of working capital and operating costs.

4th Quarter 2008 Earnings Guidance
          The company expects a loss of $.20 to $.30 per share for the fourth quarter 2008, excluding an estimated $.40 per share significant item charge for the company’s restructuring plan. Sharply lower sales volumes and resulting lower plant operating rates contributed to the reduced outlook. Fourth quarter sales are expected to be at least 15 percent lower than fourth quarter 2007, principally reflecting a significant decline in worldwide sales volumes. On October 22, the company provided fourth-quarter earnings guidance of $.20 to $.25 per share. The company continues to expect year-end free cash flow of about $1.3 billion.
2009 Earnings and Cash Outlook
          The company expects 2009 earnings in the range of $2.25 to $2.75 per share, anticipating the current global recession will continue well into 2009. Actions to increase cash flow are expected to generate about $2.5 billion in free cash flow in 2009, about double the level anticipated in 2008. Capital expenditures are expected to be in the range of $1.6 to $1.8 billion, compared to $2.0 billion for 2008. Growth investments will continue for high-growth, high-margin businesses including seed products and photovoltaics. Pre-tax cost savings from the restructuring plan and productivity projects are expected to be about $730 million in 2009. DuPont anticipates a $.40 to $.50 per share increase in pension expense. While favorable conditions in global agriculture markets are expected in 2009, the company’s revenue growth in 2009 will be limited by expected lower demand for non-agriculture related products and the impact of currency exchange rates.
          “DuPont has market-leading global businesses, solid financial fundamentals, and strong growth opportunities,” Holliday said. “We are aggressively managing every facet within our control to maximize cash and assure we are positioned in the long term to take advantage of above-trend growth opportunities in key markets, especially where our science-based products position us among the market leaders.”
Use of Non-GAAP Measures
          Management believes that certain non-GAAP measurements, such as income excluding significant items, are meaningful to investors because they provide insight with respect to ongoing operating results of the company. Such measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP are as follows:

	Forecasted
	($ billions)
	2008	2009
Cash provided by operating activities	3.3	4.2
Less: Purchases of property, plant and equipment	1.9	1.7
Less: Investments in affiliates	0.1	—

Free cash flow	1.3	2.5
          The company has scheduled a webcast for investors at 10 a.m. (EST) today to address these announcements. The live webcast can be accessed at www.dupont.com under the Investors Center or the call be accessed by calling 785-424-1052 at least 15 minutes prior to the call and ask for reservation # 7UPDATE09.
          DuPont is a science company. Founded in 1802, DuPont puts science to work by creating sustainable solutions essential to a better, safer, healthier life for people everywhere. Operating in more than 70 countries, DuPont offers a wide range of innovative products and services for markets including agriculture, nutrition, electronics, communications, safety and protection, home and construction, transportation and apparel.
Forward-Looking Statements: This news release contains forward-looking statements based on management’s current expectations, estimates and projections. The company does not undertake to update any forward-looking statements as a result of future developments or new information. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by DuPont, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; seasonality of sales of agricultural products; and severe weather events that cause business interruptions, including plant and power outages, or disruptions in supplier and customer operations.
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12/4/08